   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 21, 1995

                                                 REGISTRATION NO. 33- [________]
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                              -------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              -------------------
                             BELL INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

                          CALIFORNIA                                                                             95-2039211
                 (State or other jurisdiction                                                                 (I.R.S. Employer
                 of incorporation or                                                                        Identification No.)
                 organization)

                              -------------------
                          11812 SAN VICENTE BOULEVARD
                      LOS ANGELES, CALIFORNIA  90049-5069
                                 (310) 826-2355
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              -------------------
                                TRACY A. EDWARDS
                             BELL INDUSTRIES, INC.
                          11812 SAN VICENTE BOULEVARD
                      LOS ANGELES, CALIFORNIA  90049-5069
                                 (310) 826-2355
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

           It is requested that copies of communications be sent to:

                               JOHN J. COST, ESQ.
                                IRELL & MANELLA
                       333 SOUTH HOPE STREET, SUITE 3300
                         LOS ANGELES, CALIFORNIA  90071
                                 (213) 620-1555

          Approximate date of commencement of proposed sale to public:
   from time to time after the effective date of this Registration Statement

                              -------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                        CALCULATION OF REGISTRATION FEE
================================================================================

 TITLE OF EACH CLASS OF
   SECURITIES TO BE       AMOUNT TO BE          PROPOSED MAXIMUM               PROPOSED MAXIMUM          AMOUNT OF REGISTRATION
     REGISTERED           REGISTERED       OFFERING PRICE PER SHARE(1)    AGGREGATE OFFERING PRICE(1)           FEE (1)
--------------------------------------------------------------------------------------------------------------------------------
 Common Stock            500,000 shares             $21.875                       $10,937,500                   $3,772
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities and Exchange Commission, based on the average high and low sale prices reported for such shares on the New York Stock Exchange composite tape on December 18, 1995.


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                             BELL INDUSTRIES, INC.
                             CROSS REFERENCE SHEET
              BETWEEN ITEMS IN FORM S-4 AND LOCATION IN PROSPECTUS


 FORM S-4 NUMBER AND CAPTION                                     CAPTION OR LOCATION IN PROSPECTUS
 ---------------------------                                     ---------------------------------
 1.      Forepart of the Registration Statement and Outside
         Front Cover Page of Prospectus  . . . . . . . . . . .   Outside Front Cover Page

 2.      Inside Front and Outside Back Cover Pages of            Available Information; Documents Incorporated by Reference;
         Prospectus  . . . . . . . . . . . . . . . . . . . . .   Outside Back Cover Page

 3.      Risk Factors, Ratio of Earnings to Fixed Charges and    Outside Front Cover Page; The Company; Selected Consolidated
         Other Information   . . . . . . . . . . . . . . . . .   Financial Data

 4.      Terms of the Transaction  . . . . . . . . . . . . . .                                 *

 5.      Pro Forma Financial Information   . . . . . . . . . .                                 *

 6.      Material Contracts with the Company Being Acquired  .                                 *

 7.      Additional Information Required for Reoffering by
         Persons and Parties Deemed to be Underwriters   . . .                                 *

 8.      Interests of Named Experts and Counsel  . . . . . . .                                 *

 9.      Disclosure of Commission Position on Indemnification
         for Securities Act Liabilities  . . . . . . . . . . .                                 *

 10.     Information with Respect to S-3 Registrants   . . . .   Outside Front Cover Page; Documents Incorporated by
                                                                 Reference; The Company; Price Range of Common Stock and
                                                                 Dividend Policy; Description of Common Stock

 11.     Incorporation of Certain Information by Reference   .   Documents Incorporated by Reference

 12.     Information with Respect to S-2 or S-3 Registrants  .                                 *

 13.     Incorporation of Certain Information by Reference   .                                 *

 14.     Information with Respect to Registrants Other Than
         S-3 or S-2 Registrants  . . . . . . . . . . . . . . .                                 *

 FORM S-4 NUMBER AND CAPTION                                     CAPTION OR LOCATION IN PROSPECTUS
 ---------------------------                                     ---------------------------------
 15.     Information with Respect to S-3 Companies   . . . . .                  *

 16.     Information with Respect to S-2 or S-3 Companies  . .                  *

 17.     Information with Respect to Companies Other Than S-3
         or S-2 Companies  . . . . . . . . . . . . . . . . . .                  *

 18.     Information if Proxies, Consents or Authorizations
         are to be Solicited   . . . . . . . . . . . . . . . .                  *

 19.     Information if Proxies, Consents or Authorizations
         are not to be Solicited or in an Exchange Offer   . .                  *

-------------------------------

* Inapplicable or answer negative upon the date of filing of this Registration Statement; such information may be included in post-effective amendments to this Registration Statement or supplements to the prospectus contained herein.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED DECEMBER 21, 1995

PROSPECTUS

                             BELL INDUSTRIES, INC.
                                 500,000 SHARES

                                  COMMON STOCK

         This Prospectus relates to 500,000 shares of common stock (the "Common Stock"), of Bell Industries, Inc. ("Bell" or "the Company") that may be offered and issued by Bell from time to time in connection with acquisitions of other businesses or properties by Bell. This Prospectus also relates to certain shares of Common Stock which may be resold or reoffered by persons who acquired such shares pursuant to this Prospectus (the "Selling Stockholders").

         Bell intends to concentrate its acquisitions in areas related to the current businesses of Bell. If the opportunity arises, however, Bell may attempt to make acquisitions which are either complementary to its present operations or which it considers advantageous even though they may be dissimilar to its present activities. The consideration for any such acquisition may consist of shares of Common Stock, cash, notes or other evidences of debt, assumptions of liabilities or a combination thereof, as determined from time to time by negotiations between Bell and the owners or controlling persons of businesses or properties to be acquired.

         The shares covered by this Prospectus may be issued in exchange for shares of capital stock, partnership interests or other assets representing an interest, direct or indirect, in other companies or other entities, in exchange for assets used in or related to the business of such entities or otherwise pursuant to the agreements providing for such acquisitions. The terms of such acquisitions and of the issuance of shares of Common Stock under acquisition agreements will generally be determined by direct negotiations with the owners or controlling persons of the business or properties to be acquired or, in the case of entities that are more widely held, through exchange offers to stockholders or documents soliciting the approval of statutory mergers, consolidations or sales of assets. It is anticipated that the shares of Common Stock issued in any such acquisition will be valued at a price reasonably related to the market value of the Common Stock either at the time of agreement on the terms of an acquisition or at or about the time of delivery of the shares.

         It is not expected that underwriting discounts or commissions will be paid by Bell in connection with issuances of shares of Common Stock under this Prospectus. However, finders' fees or brokers' commissions may be paid from time to time in connection with specific acquisitions, and such fees may be paid through the issuance of shares of Common Stock covered by this Prospectus. Any person receiving such a fee may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         Bell's Common Stock is listed on the New York and Pacific Stock Exchanges under the symbol "BI". The closing market price of Bell Common Stock on the New York Stock Exchange on December 18, 1995 was $21.875.

                           ---------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
                 COMMISSION OR ANY STATE SECURITIES COMMISSION
                  PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


THE DATE OF THIS PROSPECTUS IS JANUARY [___], 1996.

                             AVAILABLE INFORMATION

         Bell is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 W. Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Bell's Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Pacific Stock Exchange (the "PSE") and reports, proxy statements and other information regarding the Company can be inspected at the offices of such exchanges.

         The Company has filed with the Commission a Registration Statement on Form S-4 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, as permitted by the rules and regulations of the Commission. For further information with respect to Bell and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.

                      DOCUMENTS INCORPORATED BY REFERENCE

         The following documents filed with the Commission by Bell are incorporated into this Prospectus by reference: (1) Bell's Transition Report on Form 10-K for the transition period from July 1, 1994 to December 31, 1994;
(2) Bell's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995, and September 30, 1995; (3) the Company's Registration Statement on Form S-8 for the 1994 Stock Option Plan filed on March 10, 1995; and (4) all other reports filed by Bell pursuant to Sections 13 or 15(d) of the Exchange Act since December 31, 1994.

         All documents filed by Bell pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF THESE DOCUMENTS (OTHER THAN EXHIBITS THERETO) ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED FROM BELL INDUSTRIES, INC., AT 11812 SAN VICENTE BOULEVARD, LOS ANGELES, CALIFORNIA 90049-5069; TELEPHONE NUMBER (310) 826-2355. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE BUSINESS DAYS PRIOR TO THE DATE ON WHICH A FINAL INVESTMENT DECISION IS TO BE MADE.

                                  THE COMPANY

         The Company is primarily a national distributor of electronic components. The Company also distributes graphic arts and recreational-related products.

         The Electronics Group (80% of 1994 sales) includes one of the nation's largest electronic components distributors. The group sells semiconductors; passive and electromechanical components; connectors; and personal computers, software and related accessories. The group also manufactures high-precision, close-tolerance products for the computer industry. The Graphic Arts Group (12% of 1994 sales) distributes electronic imaging equipment, film, plates, chemicals, and related supplies throughout California and Southern Nevada to the advertising and printing industries. After-market products for the recreational vehicle, mobile home, motorcycle, snowmobile, and marine industries are distributed by the Recreational Products Group (8% of 1994 sales).

         The Company, established in 1952, presently employs approximately 1,400 persons. The Company's common stock is traded on the NYSE and PSE (ticker symbol-Bl). The Company's executive offices are located at 11812 San Vicente Boulevard, Los Angeles, California 90049-5069. The Company's telephone number is (310) 826-2355.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected consolidated financial data for and as of the end of each of the years in the five-year period ended June 30, 1994, and for and as of the end of the six month period ended December 31, 1994, have been derived from the consolidated financial statements of Bell, which statements have been audited by Price Waterhouse LLP, independent accountants. The consolidated financial data for the six months ended December 31, 1993 have been derived from the unaudited consolidated financial data of Bell which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation.

                "dollars in thousands except per share data"

                                      SIX MONTHS ENDED
                                       DECEMBER 31(5)                             YEAR ENDED JUNE 30
                                      1994         1993        1994         1993         1992         1991         1990
                                    --------     --------    --------     --------     --------     --------     --------
OPERATING RESULTS
Net Sales                           $255,372     $208,959     $451,153    $365,323     $353,347     $317,125     $308,151
Income (loss) from
  continuing operations,
  net of taxes (1)                  $  5,309     $  3,439     $  9,075    $  5,005     $    919     $   (677)    $  6,050
Net income (loss) (2)               $  5,619     $  3,439     $  9,075    $ (5,025)    $    417     $    678     $  8,202
Capital expenditures                $  1,375     $  1,462     $  2,562    $  5,744     $  8,669     $  5,725     $  5,429
Depreciation and
  amortization                      $  2,891     $  2,731     $  5,574    $  5,735     $  4,935     $  5,695     $  5,682

FINANCIAL POSITION
Working capital                     $116,118     $105,640     $107,455    $ 97,710     $114,715     $118,853     $ 90,924
Total assets                        $200,367     $175,666     $184,713    $175,272     $191,557     $189,167     $175,947
Long-term liabilities               $ 40,936     $ 43,166     $ 39,972    $ 47,569     $ 52,592     $ 57,159     $ 29,569
Shareholders' equity                $101,770     $ 89,842     $ 95,553    $ 86,288     $ 92,338     $ 93,996     $ 94,838

SHARE AND PER SHARE DATA (3)
Income (loss) from  continuing
  operations, net of taxes          $    .76     $    .50     $   1.31    $    .73     $    .14     $   (.10)    $    .90
Net income (loss)                   $    .81     $    .50     $   1.31    $   (.74)    $    .06     $    .10     $   1.22
Cash dividends declared (4)                                               $    .20     $    .40     $    .40     $   4.37
Shareholders' equity                $  14.91     $  13.27     $  14.10    $  12.77     $  13.69     $  13.98     $  14.27
Market price -- high                $  22.88     $  18.75     $  19.75    $  14.00     $  13.13     $  18.38     $  18.75
Market price -- low                 $  15.75     $  13.38     $  13.38    $   9.25     $   9.00     $   9.38     $  13.25
Weighted average common
  shares outstanding (000's)           6,975        6,893        6,905       6,819        6,795        6,752        6,711

FINANCIAL RATIOS
Current ratio                            3.0          3.5          3.2         3.4          3.5          4.1          2.8
Return on average
  shareholders' equity                  11.3%         7.8%        10.0%       (5.6)%        0.4%         0.7%         7.9%
Long-term liabilities to total
  capitalization                        28.7%        32.5%        29.5%       35.5%        36.3%        37.8%        23.8%
--------------

(1) Includes before-tax provisions for computer write-down ($4,400) in 1992 and facility closure ($3,500) in 1991.

(2) See discussion of discontinued operations in Notes to Consolidated Financial Statements included in the Form 10-K incorporated by reference herein.

(3) Adjusted to give effect to 5% stock dividend declared in May 1995, 5% stock dividend declared in October 1994, and 4% stock dividend declared in July 1993 (excluding cash dividend and market price data).

(4)      Includes special cash dividend of $4.00 per share declared in 1990.

(5) During the six months ended December 31, 1994, the Company changed its yearend from June 30 to December 31. Information for the six months ended December 31, 1993 is presented for comparative purposes.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Bell's Common Stock is listed on the NYSE and PSE under the symbol "BI." The following table sets forth, for each of the calendar periods indicated, the reported high and low market prices per share of the Common Stock.

 CALENDAR YEAR                                                      HIGH               LOW
 -------------                                                     ------             -----
 1992
          First Quarter  . . . . . . . . . . . . . . . . . .       $11.88             $10.50
          Second Quarter . . . . . . . . . . . . . . . . . .        13.13              10.13
          Third Quarter  . . . . . . . . . . . . . . . . . .        11.25               9.50
          Fourth Quarter . . . . . . . . . . . . . . . . . .        12.50               9.75

 1993
          First Quarter  . . . . . . . . . . . . . . . . . .       $12.75             $ 9.25
          Second Quarter . . . . . . . . . . . . . . . . . .        14.00              11.50
          Third Quarter  . . . . . . . . . . . . . . . . . .        17.13              13.38
          Fourth Quarter . . . . . . . . . . . . . . . . . .        18.75              16.50
 1994
          First Quarter  . . . . . . . . . . . . . . . . . .       $19.75             $14.63
          Second Quarter . . . . . . . . . . . . . . . . . .        17.63              14.50
          Third Quarter  . . . . . . . . . . . . . . . . . .        20.38              15.75
          Fourth Quarter . . . . . . . . . . . . . . . . . .        22.88              19.00

 1995
          First Quarter  . . . . . . . . . . . . . . . . . .       $23.13             $19.38
          Second Quarter . . . . . . . . . . . . . . . . . .        22.63              18.63
          Third Quarter  . . . . . . . . . . . . . . . . . .        25.63              21.00
          Fourth Quarter (through December 18, 1995) . . . .        23.38              19.88



         As of October 27, 1995, there were 6,878,462 shares of Common Stock outstanding held by approximately 1,500 holders of record.

         The Company declared and paid dividends of $.40 per share during 1992. No cash dividends have been declared subsequent to December 31, 1992. In July 1993, the Company declared a 4% stock dividend payable to shareholders of record on August 20, 1993. In October 1994, the Company declared a 5% stock dividend payable to shareholders of record on October 28, 1994. In May 1995, the Company declared a 5% stock dividend payable to shareholders of record on May 26, 1995. Per share prices in the table above were not adjusted for periods prior to the declaration of each stock dividend.

         The payment of future dividends on the Common Stock and the amounts thereof will be determined by Bell's Board of Directors in light of business conditions, earnings and financial requirements of the Company and other relevant factors.

                          DESCRIPTION OF COMMON STOCK

         Bell is authorized to issue up to 10,000,000 shares of Common Stock of which 6,878,462 shares were outstanding as of October 27, 1995.

         The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, except that holders are entitled to cumulate their votes in the election of directors upon the giving of notice by any shareholder to the Company prior to the election.

         Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor and subject to the prior dividend rights of holders of any shares of preferred stock which may be outstanding. Holders of Common Stock have no preemptive rights and no right to convert their Common Stock into other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

         In the event of a liquidation, dissolution or winding up of Bell, holders of Common Stock are entitled to share with each other on a ratable basis as a single class in the net assets of Bell available for distribution after payments of liabilities and satisfaction of any preferential rights and have no rights to convert their Common Stock into any other securities. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which Bell may designate and issue in the future.

         The Company's Articles of Incorporation prohibits business combinations between the Company and a person who owns 20% or more of the voting stock of the Company (an "interested shareholder"), unless the business combination is approved by 75% of the voting stock, and the majority of the voting stock other than the voting stock of which the interested shareholder is a beneficial owner. This prohibition does not apply if the business combination is approved by the Company's Board of Directors prior to the person becoming an interested shareholder, or, if a majority of the outstanding shares of stock of the interested shareholder is owned by the Company.

 The Transfer Agent and Registrar for the Common Stock is Harris Trust Company.


                              SELLING STOCKHOLDERS

         The Selling Stockholders may sell the shares of Common Stock offered hereby from time to time and may choose to sell less than all or none of such shares.

                              PLAN OF DISTRIBUTION

         The sale of all or a portion of the shares of Common Stock offered hereby by the Selling Stockholders may be effected from time to time on the NYSE or PSE at prevailing prices at the time of such sales, at prices related to such prevailing prices or at negotiated prices. The Selling Stockholders may sell all or a portion of the shares offered hereby in private transactions or in the over-the-counter market at prices related to the prevailing prices of the shares on the NYSE or PSE at the time of the sale.

The Selling Stockholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate in the distribution may under certain circumstances be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on the resale of shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. The Company and the Selling Stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, the Company has agreed to indemnify the Selling Stockholders and any underwriter with respect to the shares of Common Stock offered hereby against certain liabilities, including, without limitation, certain liabilities under the Securities Act, or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

         To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any Selling Stockholders,
(b) the name of any such broker-dealers, (c) the number of shares involved,
(d) the price at which such shares are to be sold, (e) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable,
(f) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and (g) other facts material to the transaction.

         There is no assurance that any of the Selling Stockholders will sell any or all of the shares of Common Stock offered hereby.

         The Company may agree to pay certain costs and expenses incurred in connection with the registration of the shares of Common Stock offered hereby, except that the Selling Stockholders shall be responsible for all selling commissions, transfer taxes and related charges in connection with the offer and sale of such shares.

         The Company may agree to keep the registration statement relating to the offering and sale by the Selling Stockholders of the shares of Common Stock continuously effective until a fixed date or such earlier date as such shares of Common Stock may be resold without registration under the provisions of the Securities Act.

                            VALIDITY OF COMMON STOCK

         The validity of the Common Stock to be offered hereby will be passed upon for Bell by Irell & Manella, Los Angeles, California.

                                    EXPERTS

         The consolidated financial statements of the Company as of December 31, 1994 and for each of the fiscal years and the transition period in the three and a half year period ended December 31, 1994 have been incorporated by reference herein in reliance upon the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

===============================================================================

         NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY BELL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
Documents Incorporated by Reference   . . . . . . . . . . . . . . . . . . . . . . .   3
The Company   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
Selected Consolidated Financial Data  . . . . . . . . . . . . . . . . . . . . . . .   5
Price Range of Common Stock and Dividend Policy . . . . . . . . . . . . . . . . . .   6
Description of Common Stock   . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
Validity of Common Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Experts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8

                                 500,000 SHARES

                             BELL INDUSTRIES, INC.

                                  COMMON STOCK

                              --------------------
                                   PROSPECTUS
                                JANUARY __, 1996


===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 317 of the California Corporations Code (the "CCL") grants each corporation organized thereunder, such as Bell, the power to indemnify its directors and officers against liabilities for certain of their acts. Section 309(c) of the CCL permits a provision in the articles of incorporation of each corporation organized thereunder, such as Bell, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The foregoing statements are subject to the detailed provisions of
Section 317 and 309(c) of the CCL.

         Article Five of Bell's Bylaws provides that each person who is or was a director or officer of Bell shall be indemnified by Bell as a right to the full extent permitted or authorized by the CCL. The Company has entered into indemnity agreements with all directors and executive officers. These agreements provide for indemnification of directors and executive officers in cases where indemnification might not otherwise have been available.

         The Company maintains insurance policies under which directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company.

ITEM 21.  EXHIBITS AND FINANCIAL SCHEDULES.

         (a)  EXHIBITS

          4.1 Form of Restated Articles of Incorporation of Bell Industries, Inc. (incorporated by reference to Exhibit 3.1 on Form 8-B filed on March 22, 1995).
          4.2             Form of Restated Bylaws of Bell Industries, Inc.
                          (incorporated by reference to Exhibit 3.2 on Form 8-B filed on March 22, 1995).
          5.1             Opinion of Irell & Manella.
         23.1             Consent of Price Waterhouse LLP.
         23.2             Consent of Irell & Manella (included in Exhibit 5.1).
         24.1 Power of Attorney (included on the signature pages filed herewith).

------------------------


         (b)     FINANCIAL STATEMENT SCHEDULES.

         No schedules required.

         (c) REPORTS, OPINIONS AND APPRAISALS MATERIALLY RELATING TO THE TRANSACTION.

         Not applicable.

ITEM 22.  UNDERTAKINGS.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                          (i)     To include any prospectus required
         by section 10(a)(3) of the Securities Act of 1933;

                          (ii)    To reflect in the prospectus any
         facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b) or 11 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this Registration Statement would itself qualify for an exemption from Section 5 of the Securities Act, absent the existence of other similar (prior or subsequent) transactions.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, as of December 20, 1995.


                                       BELL INDUSTRIES, INC.
                                       a California Corporation

                                       By:     TRACY A. EDWARDS
                                           -------------------------
                                           VICE PRESIDENT AND
                                           CHIEF FINANCIAL OFFICER


                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tracy A. Edwards and John J. Cost, or either of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including without limitation post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on December 18, 1995.

                   Signature                                              Title
                   ---------                                              -----
   THEODORE WILLIAMS
 ________________________                        Chairman of the Board and Chief Executive Officer
 Theodore Williams                               (principal executive officer)



    TRACY A. EDWARDS
 ________________________                        Vice President and Chief Financial Officer (principal
 Tracy A. Edwards                                financial and accounting officer)



     BRUCE M. JAFFE
 ________________________                        Director, President and Chief Operating Officer
 Bruce M. Jaffe


    GORDON M. GRAHAM
 ________________________                        Director and Senior Vice President
 Gordon M. Graham



     JOHN J. COST
 ________________________                        Director and Secretary
 John J. Cost


    ANTHONY L. CRAIG
 ________________________                        Director
 Anthony L. Craig



    MILTON ROSENBERG
 ________________________                        Director
 Milton Rosenberg



     CHARLES S. TROY
 ________________________                        Director
 Charles S. Troy

                                EXHIBIT INDEX


        The exhibits listed below are filed herein.



  EXHIBIT
  NUMBER                             DESCRIPTION
 ---------                           -----------
   5.1                    Opinion of Irell & Manella (including consent)
  23.1                    Consent of Price Waterhouse LLP
